Exhibit 99.1

RAIT BOARD UNANIMOUSLY REJECTS UNSOLICITED EXTERNALIZATION OF

MANAGEMENT PROPOSAL FROM HIGHLAND CAPITAL MANAGEMENT, L.P.

PHILADELPHIA, PA – April 20, 2017 – RAIT Financial Trust (“RAIT”) (NYSE: RAS), a national direct lender to owners of commercial real estate and an internally-managed real estate investment trust, today commented on Highland Capital Management, L.P.’s publicly-disclosed unsolicited and non-binding proposal for an affiliate of Highland to pursue an externalization of management transaction with RAIT and serve as RAIT’s external advisor.

Consistent with its fiduciary duties, and in consultation with its financial and legal advisors, the RAIT Board of Trustees carefully reviewed Highland’s unsolicited and non-binding proposal and unanimously determined that pursuing it is not in the best interests of RAIT’s shareholders.

“The RAIT Board unanimously believes that RAIT’s prospects as an independent internally-managed, internally-advised REIT remain strong and that our goal of building long-term shareholder value will currently be best served by remaining focused on the execution of our transformative strategy,” said Michael J. Malter, RAIT’s independent Chairman of the Board of Trustees. Added Mr. Malter, “While we do not believe that Highland’s proposal is in the best interests of our shareholders, the RAIT Board takes its fiduciary duties very seriously and would consider any transaction that reflects the full and fair value of RAIT’s current business and future prospects and provides our shareholders with full and fair value and an appropriate control premium for their shares.”

Over the past 15 months, RAIT has been pursuing a comprehensive strategy to transform RAIT into a more focused, cost-efficient and lower leverage business concentrated on its core commercial real estate lending business. This is an initiative that was under way well before Highland’s initial Schedule 13D filing on October 7, 2016. In connection with executing its strategy and transformation initiative, RAIT has identified several key priorities designed to differentiate RAIT, improve RAIT’s margins and enhance shareholder value over time by delivering stable and repeatable risk-adjusted returns. RAIT’s transformational strategy is focused on the following priorities:

•	Focus RAIT’s business on its core middle-market commercial real estate lending business;

•	Opportunistically divest and maximize the value of RAIT’s legacy owned real estate (REO) portfolio and ultimately minimize RAIT’s REO holdings;

•	Opportunistically divest RAIT’s commercial property management business, including RAIT’s Urban Retail property management business;

•	Optimize RAIT’s capital structure and reduce its outstanding indebtedness;

•	Reduce RAIT’s total expense base;

•	Reallocate RAIT’s capital and cash proceeds received from divesting its non-core assets into growing its core middle-market commercial real estate lending activities; and

•	Continue distributing cash to RAIT’s shareholders on a regular basis through dividends.

The milestones achieved by RAIT, to date, in successfully driving this transformation include the following:

•	The monetization of RAIT’s investment in Independence Realty Trust, Inc. (IRT) and RAIT’s multi-family property management business, a series of transactions that ultimately provided RAIT with aggregate proceeds of $105.2 million and enabled RAIT to deconsolidate IRT from its financial statements;

•	The sale of 24 properties from its REO portfolio, which generated aggregate gross proceeds of $432.8 million, since January 1, 2016;

•	A reduction in RAIT’s indebtedness, based on principal amount, of $810.8 million since January 1, 2016;

•	A reduction in RAIT’s total recourse debt, based on principal amount and excluding RAIT’s secured warehouse facilities, of $98.7 million since January 1, 2016;

•	A reduction in RAIT’s employee headcount from 750 employees at the start of 2016 to 300 employees; and

•	A reduction in RAIT’s compensation and G&A expenses by 35.3%, from $49.0 million for the year ended December 31, 2015 to $31.7 million for the year ended December 31, 2016.

To oversee and execute RAIT’s strategy and transition to a simpler, more cost efficient and lower leverage business model focused on its commercial real estate lending business, late last year, RAIT announced a new Board leadership structure and significant management changes. Effective October 18, 2016, Michael J. Malter, who joined the RAIT board in November 2015 and was previously employed by J.P. Morgan Chase & Co. in a variety of senior management roles, was named by the RAIT Board to serve as its non-executive independent chairman. In connection with the consummation of the internalization of IRT’s management, effective December 20, 2016, Scott Davidson, who serves as President of RAIT and formerly served as the head of its lending business, became RAIT’s Chief Executive Officer and was concurrently appointed to RAIT’s Board. RAIT’s senior leadership was further bolstered earlier this year by the appointment of Paul W. Kopsky, Jr., a highly accomplished executive with extensive financial and operational leadership expertise across a diverse range of industries, to succeed James J. Sebra as RAIT’s Chief Financial Officer and Treasurer.

The RAIT Board, led by Mr. Malter as its independent non-executive chairman, is composed of nine highly-qualified and experienced trustees, eight of whom are non-employees, and all of whom are actively engaged in overseeing management as it executes on RAIT’s plans for enhancing shareholder value. We believe our trustees have the integrity, knowledge, breadth of relevant and diverse experience, independence and commitment necessary to navigate RAIT through the complex, dynamic and highly competitive business environment in which we operate and to deliver superior value to all of our shareholders. RAIT’s trustees bring with them a broad and diverse set of skills and experiences, including in the areas of commercial real estate finance and lending, commercial real estate management, mortgage REITS, investment banking, private equity, banking, finance, accounting, financial reporting, corporate governance, law, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management and strategic planning.

The RAIT Board appreciates the importance of recruiting new independent trustees to bring new perspectives, insights, experiences and competencies to the Board. Of the nine current members of the RAIT Board, three have joined the RAIT Board since November 2015, including Thomas D. Wren, a veteran financial services executive and former federal banking regulator with substantial financial, regulatory, capital markets and mortgage REIT expertise, whose addition to the Board as an independent trustee was publicly announced in February 2017.

UBS Investment Bank is serving as financial advisor to RAIT. Morgan, Lewis & Bockius LLP is serving as legal counsel to RAIT and its Board of Trustees. FTI Consulting, Inc. is serving as investor relations advisor to RAIT.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust focused on providing debt financing options to owners of commercial real estate. Additional information about RAIT can be found on its website at www.rait.com.

Forward-Looking Information

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “guidance,” “may,” “plan,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “opportunities” or other similar words or terms.

RAIT’s forward-looking statements include, but are not limited to, statements regarding RAIT’s plans and initiatives to (i) simplify its business model, (ii) focus originations on high credit quality, first lien loans, (iii) adopt a direct loan origination model that facilitates improved credit and long-term borrower relationships, (iv) deleverage and streamline lending strategy to focus on RAIT’s core competencies, (v) opportunistically divest and maximize the value of RAIT’s legacy REO portfolio and existing property management operations and, ultimately, minimize REO holdings, (vi) significantly reduce its total expense base, (vii) reinvest capital into what it believes is a higher yielding lending business, (viii) achieve its asset mix targets, (ix) sell non-core CRE and lower asset management costs, (x) minimize the issuance of mezzanine debt and preferred equity, (xi) optimize the level of working capital on the balance sheet, (xii) achieve its financial targets, (xiii) achieve its capital structure targets, (xiv) reduce reliance on the issuances of corporate debt and/or preferred stock, (xv) reduce leverage, including preferred stock as a percentage of total assets, (xvi) reduce legacy CDOs as a percentage of total secured indebtedness, (xvii) achieve its targeted dividend payout ratio, (xviii) achieve significant annual expense savings in connection with the internalization of IRT, (xix) exit the commercial property management business, and (xx) enhance its long-term prospects and create value for its shareholders. Such forward-looking statements are based upon RAIT’s historical performance and its current plans, estimates, predictions and expectations and are not a representation that such plans, estimates, predictions or expectations will be achieved. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.

Risks, uncertainties and contingencies that may affect the results expressed or implied by RAIT’s forward-looking statements include, but are not limited to: (i) whether RAIT will be able to continue to implement its strategy to transition RAIT to a more lender focused, simpler, and more cost-efficient business model, to deleverage and to generate enhanced returns for its shareholders; (ii) whether RAIT will be able to continue to opportunistically divest and maximize the value of RAIT’s legacy REO portfolio and existing property management operations and the majority of RAIT’s non-lending assets; (iii) whether anticipated cost savings from the internalization of IRT will be achieved; (iv) whether the divestiture of RAIT’s CRE portfolio will lead to lower asset management costs and lower expenses; (v) whether RAIT will be able to reduce compensation and G&A expenses and indebtedness; (vi) whether RAIT’s new leadership will lead to enhanced value for shareholders; (vii) whether RAIT will be able to create sustainable earnings and grow book value; (viii) whether RAIT will be able to redeploy capital from non-lending related asset sales; (ix) whether RAIT will be able to increase loan origination levels; (x) whether the disposition of non-core assets, reductions in debt levels and expected loan repayments will impact RAIT’s Cash Available for Distribution (CAD); (xi) whether RAIT will continue to pay dividends and the amount of such dividends; (xii) whether RAIT will be able to organically increase reliance on match-funded asset-level debt; (xiii) overall conditions in commercial real estate and the economy generally; (xiv) whether market conditions will enable us to continue to implement our capital recycling and debt reduction plan involving selling properties and repurchasing or paying down our debt; (xv) whether we will be able to originate sufficient bridge loans; (xvi) whether the timing and amount of investments, repayments, any capital raised and our use of leverage will vary from those underlying our assumptions; (xvii) changes in the expected yield of our investments; (xviii) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (xix) whether RAIT will be able to originate loans in the amounts assumed; (xx) whether RAIT will generate any CMBS gain on sale profits; (xxi) whether the amount of loan repayments will be at the level assumed; (xxii) whether our management changes will be beneficial to RAIT; (xxiii) whether RAIT will be able to dispose of its industrial portfolio or sell the other properties; (xxiv) the availability of financing and capital, including through the capital and securitization markets; (xxv) risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners; and (xxvi) other factors described in RAIT’s Annual Report on Form 10-K,

Quarterly Reports on Form 10-Q and in other filings with the SEC. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Important Additional Information And Where To Find It

RAIT, its trustees and certain of its executive officers are deemed to be participants in the solicitation of proxies from RAIT’s shareholders in connection with the matters to be considered at RAIT’s 2017 Annual Meeting of Shareholders. Information regarding the names of RAIT’s trustees and executive officers and their respective interests in RAIT by security holdings or otherwise can be found in RAIT’s proxy statement for its 2016 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2016. To the extent holdings of RAIT’s securities have changed since the amounts set forth in RAIT’s proxy statement for its 2016 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. RAIT intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from RAIT shareholders in connection with the matters to be considered at RAIT’s 2017 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in RAIT’s proxy statement for its 2017 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY RAIT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by RAIT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of RAIT’s corporate website at www.RAIT.com, by writing to RAIT’s Corporate Secretary at RAIT Financial Trust, Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, PA 19103, or by calling RAIT’s Secretary at (215) 207.2100.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com